Exhibit 99

Dollar General Reports Record Fourth Quarter and Full Year 2013 Financial Results

  Full Year Sales Increased 9.2%; Full Year Same-Store Sales Increased 3.3%
  Fourth Quarter Sales Increased 6.8%; Fourth Quarter Same-Store Sales Increased 1.3%
  Fiscal 2013 EPS of $3.17; Adjusted Fiscal 2013 EPS Increased 10% to $3.20
  Fourth Quarter EPS Increased to $1.01
  Company Provides 2014 Financial Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 13, 2014--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2013 fourth quarter (13 weeks) and full year (52 weeks) ended January 31, 2014.

“I am pleased to report Dollar General’s twenty-fourth consecutive year of same-store sales growth in 2013,” said Rick Dreiling, chairman and CEO. “Among our other many accomplishments for the year, we successfully opened 650 new stores, ending the year with 11,132 stores serving customers in 40 states. We made great progress in managing our investment in inventories in 2013, and importantly, we generated significant cash flow from operations and returned $620 million to shareholders through share repurchases.

“Sales in the fourth quarter were impacted by severe winter weather, including many days with significant store closures, an aggressive competitive retail landscape and our customers’ uncertainty about spending in the current economic environment. In spite of these headwinds, both customer traffic and average ticket increased in our same-stores in the fourth quarter. In addition, we controlled our expenses well and successfully managed the business to deliver a gross margin rate that was better than we anticipated. Although some of the severe weather impact has continued into the first quarter, we are pleased with our sales performance on days when weather is more normalized.”

“Dollar General is a strong and growing business with high return store growth opportunities that we intend to capture,” Mr. Dreiling continued. “While we remain cautious on the current operating environment and the many challenges our customer is facing in 2014, we have a business model that generates significant cash flow, putting us in a position to invest in these growth opportunities, while continuing to return cash to shareholders through share repurchases.”

Fiscal Fourth Quarter 2013 Highlights

The Company’s net income for the 2013 fourth quarter was $322 million, or diluted earnings per share (“EPS”) of $1.01, compared to net income of $317 million, or diluted EPS of $0.97, in the fourth quarter of fiscal 2012.

Net sales increased 6.8 percent to $4.49 billion in the 2013 fourth quarter compared to $4.21 billion in the 2012 fourth quarter. Same-store sales increased 1.3 percent, resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were driven by sales of tobacco products and perishables.

The Company’s gross profit, as a percentage of sales, was 31.9 percent in the 2013 fourth quarter compared to 32.5 percent in the 2012 fourth quarter, a decrease of 58 basis points. The majority of the gross profit rate decrease in the 2013 fourth quarter as compared to the 2012 fourth quarter was due to increased sales of lower margin consumables, including tobacco products and expanded perishables offerings, which contributed to lower initial markups. In addition, the Company’s inventory shrinkage rate increased. These factors were partially offset by a reduction in net purchase costs on certain products. The Company recorded a LIFO benefit of approximately $4.5 million compared to a LIFO provision of $0.2 million in the 2012 fourth quarter.

Selling, general and administrative expenses (“SG&A”) were $897 million, or 20.0 percent of sales, in the 2013 fourth quarter, compared to $845 million, or 20.1 percent of sales, in the 2012 fourth quarter, an improvement of 14 basis points. The Company’s annual financial performance did not satisfy certain requirements under the Company’s annual cash incentive compensation program, resulting in a decrease in related fourth quarter expense of 45 basis points. In addition, decreases in health benefits costs and workers’ compensation and general liability expenses contributed to the net improvement in SG&A as a percentage of sales. In general, as the result of lower than planned sales, most other operating expenses increased at a rate higher than the increase in sales.

Interest expense was $22 million in the 2013 fourth quarter, a decrease of $5 million from the 2012 fourth quarter, due to lower average interest rates, primarily resulting from the completion of the Company’s refinancing in April 2013.

The effective income tax rate in the 2013 fourth quarter was 37.5 percent compared to 35.9 percent in the 2012 fourth quarter. The 2012 fourth quarter benefited by approximately $6.5 million, or $0.02 per share, from the retroactive (for employees hired on or after January 1, 2012) reenactment of the Work Opportunity Tax Credit (“WOTC”).

Full Year 2013 Financial Results

Full year 2013 net sales increased 9.2 percent to $17.5 billion compared to net sales of $16.0 billion in 2012. Same-store sales increased 3.3 percent, including increases in both customer traffic and average transaction amount, resulting from the refinement of the Company’s merchandise offerings, including the addition of tobacco products, the expansion of perishables, and increased utilization of store square footage. The increase in sales of consumables outpaced the increase in sales of non-consumables, with sales of tobacco, perishables and candy and snacks contributing the majority of the increase throughout the year.

The Company’s gross profit rate was 31.1 percent of sales in 2013 compared to 31.7 percent in 2012, a decrease of 69 basis points. The majority of the gross profit rate decrease in 2013 as compared to 2012 was due to increased sales of lower margin consumables, including tobacco products and expanded perishables offerings, which contributed to lower initial inventory markups. In addition, the Company’s inventory shrinkage rate increased. These factors were partially offset by a reduction in net purchase costs on certain products. The Company recorded a LIFO benefit of $11.0 million in 2013 compared to a LIFO provision of $1.4 million in 2012.

Full year SG&A was 21.1 percent of sales in 2013 compared to 21.4 percent in 2012, an improvement of 27 basis points. Excluding a legal settlement of $8.5 million in 2013 and expenses relating to secondary offerings of the Company’s common stock in both years, SG&A as a percentage of sales improved by 31 basis points from 2012. For the full year, decreased incentive compensation, as described above, reduced SG&A as a percentage of sales by 19 basis points from 2012. In addition, retail labor expense increased at a rate lower than the increase in sales and workers’ compensation and general liability expenses decreased, all of which contributed to the overall improvement in SG&A as a percentage of sales. Costs that increased at a higher rate than the increase in sales include depreciation and amortization and fees related to the increased use of debit cards.

Interest expense in 2013 was $89 million, a decrease of $39 million from 2012, due to lower average interest rates primarily resulting from the completion of the Company’s refinancing in April 2013.

Other (income) expense in 2013 includes pre-tax costs of $18.9 million resulting from the restructuring of the Company’s credit facilities in the 2013 first quarter. Other (income) expense in the 2012 period included pretax costs totaling $29.0 million resulting from the Company’s redemption of its senior subordinated notes.

The effective income tax rate for 2013 was 37.0 percent compared to 36.4 percent for 2012. The 2012 rate was favorably impacted by an adjustment of $14.5 million, or $0.04 per diluted share, associated with an adjustment of accruals due to the favorable resolution of income tax audits, which was recorded in the fiscal 2012 second quarter, that did not reoccur to the same extent in 2013. The rate increase was partially offset by the recording of an income tax benefit in 2013 associated with the expiration of the period during which the taxing authorities could have assessed additional income tax associated with the Company’s 2009 tax year. In addition, 2013 reflects larger income tax benefits associated with federal jobs credits, principally the WOTC.

The Company reported net income of $1.025 billion, or diluted EPS of $3.17, for fiscal year 2013 compared to net income of $953 million, or diluted EPS of $2.85, for fiscal year 2012. Adjusted net income, as defined under “Non-GAAP Disclosure” below, and as reconciled to net income in the accompanying schedules, increased 6.5 percent to $1.037 billion in fiscal 2013 compared to adjusted net income of $973 million in fiscal 2012. Adjusted EPS increased 10.0 percent to $3.20 in fiscal 2013 compared adjusted EPS of $2.91 in fiscal 2012.

Merchandise Inventories

As of January 31, 2014, total merchandise inventories, at cost, were $2.55 billion compared to $2.40 billion as of February 1, 2013, an increase of 6.5 percent in total and less than one percent on a per-store basis.

Capital Expenditures

Significant components of property and equipment purchases in 2013 included the following approximate amounts: $187 million for improvements, upgrades, remodels and relocations of existing stores; $124 million for new leased stores; $112 million for distribution centers; $76 million for stores purchased or built by the Company; and $28 million for information systems upgrades and technology-related projects. During 2013, the Company opened 650 new stores and remodeled or relocated 582 stores.

Share Repurchases

The Company repurchased $620 million, or 11.0 million shares, under its share repurchase program in 2013 and an additional $200 million, or 3.5 million shares, in the 2014 first quarter to date. Since the inception of the share repurchase program in December 2011, the Company has repurchased 33.8 million shares for a total cost of $1.7 billion. $824 million remains available for share repurchases under the Company’s current authorization.

Fiscal 2014 Financial Outlook

For the 2014 fiscal year, the Company expects total sales to increase 8 to 9 percent over the 2013 fiscal year. Same-store sales are expected to increase 3 to 4 percent. Adjusted operating profit for 2014 is expected to increase 2 to 5 percent. The Company expects SG&A as a percentage of sales to increase over 2013 SG&A as a percentage of sales. This guidance includes incremental SG&A of $35 million (or approximately $0.07 per share) relating to anticipated incentive compensation and $10 million to $15 million (or approximately $0.02 to $0.03 per share) of estimated additional costs resulting from the Affordable Care Act. In addition, SG&A in 2014 is expected to include approximately $10 million of additional expense due to the impact of the Company’s recent sale leaseback transaction. A portion of the proceeds from the sale leaseback transaction were utilized to repurchase 3.5 million shares of the Company’s common stock in the 2014 first quarter, resulting in estimated accretion to EPS of $0.01 to $0.02, net of incremental expense related to the sale leaseback. The impact of the sale leaseback transaction is included in the earnings guidance.

The Company expects full year interest expense to be in the range of $85 million to $90 million and the full year 2014 effective tax rate to be approximately 38 percent.

Diluted EPS for the fiscal year is expected to be approximately $3.45 to $3.55, based on approximately 306 million to 307 million weighted average diluted shares, assuming share repurchases of approximately $1.1 billion.

For the first quarter (13 weeks) ending May 2, 2014, the Company expects total sales to increase 7 to 8 percent and sales in same-stores to increase 2 to 3 percent over the 2013 first quarter. First quarter 2014 EPS is expected to be approximately $0.72 to $0.74.

Capital expenditures are expected to be in the range of $450 million to $500 million in 2014. The Company plans to open approximately 700 new stores in 2014.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Thursday morning, March 13, 2014 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 30183390. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, March 27, 2014, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 30183390.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted EPS. Adjusted net income is defined as net income excluding specifically identified expenses. The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. Adjustments to net income and EPS in 2013 include $8.5 million resulting from a legal settlement, $1.0 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock, and $18.9 million of debt refinancing costs, with each of these adjusted for the impact of income taxes, as well as an income tax benefit of $6.0 million, or approximately $0.02 per share, resulting from the reversal of income tax reserves that were established in 2009. Adjustments to net income in 2012 include $29.0 million relating to the repurchase of long-term obligations, $2.9 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock, a $2.5 million gain relating to interest rate swap settlements, $1.7 million of debt amendment fees and a $1.6 million write-off of capitalized debt costs. In each case, adjusted net income reflects the related income tax effect of the adjustment.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain items. In addition to historical results, guidance for fiscal 2014 is based on comparable adjustments.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2014 Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs, work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, as well as trade restrictions;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of legal proceedings, investigations or audits;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  a data security breach;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for nearly 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,132 stores in 40 states as of January 31, 2014, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 31,	February 1,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$505,566	$140,809
Merchandise inventories	2,552,993	2,397,175
Prepaid expenses and other current assets	147,048	139,129
Total current assets	3,205,607	2,677,113
Net property and equipment	2,080,305	2,088,665
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,207,645	1,219,543
Other assets, net	35,378	43,772
Total assets	$10,867,524	$10,367,682

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$75,966	$892
Accounts payable	1,286,484	1,261,607
Accrued expenses and other	368,578	357,438
Income taxes payable	59,148	95,387
Deferred income taxes	21,795	23,223
Total current liabilities	1,811,971	1,738,547
Long-term obligations	2,742,788	2,771,336
Deferred income taxes	614,026	647,070
Other liabilities	296,546	225,399
Total liabilities	5,465,331	5,382,352

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-	-
Common stock	277,424	286,185
Additional paid-in capital	3,009,226	2,991,351
Retained earnings	2,125,453	1,710,732
Accumulated other comprehensive loss	(9,910)	(2,938)
Total shareholders’ equity	5,402,193	4,985,330
Total liabilities and shareholders’ equity	$10,867,524	$10,367,682

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	January 31,	% of Net	February 1,	% of Net
	2014	Sales	2013	Sales
Net sales	$4,493,945	100.00%	$4,207,621	100.00%
Cost of goods sold	3,059,134	68.07	2,839,822	67.49
Gross profit	1,434,811	31.93	1,367,799	32.51
Selling, general and administrative expenses	896,689	19.95	845,450	20.09
Operating profit	538,122	11.97	522,349	12.41
Interest expense	22,313	0.50	27,460	0.65
Income before income taxes	515,809	11.48	494,889	11.76
Income tax expense	193,636	4.31	177,467	4.22
Net income	$322,173	7.17%	$317,422	7.54%

Earnings per share:
Basic	$1.01		$0.97
Diluted	$1.01		$0.97
Weighted average shares outstanding:
Basic	318,090		327,596
Diluted	319,104		328,857

	For the Year (52 Weeks) Ended
	January 31,	% of Net	February 1,	% of Net
	2014	Sales	2013	Sales
Net sales	$17,504,167	100.00%	$16,022,128	100.00%
Cost of goods sold	12,068,425	68.95	10,936,727	68.26
Gross profit	5,435,742	31.05	5,085,401	31.74
Selling, general and administrative expenses	3,699,557	21.14	3,430,125	21.41
Operating profit	1,736,185	9.92	1,655,276	10.33
Interest expense	88,984	0.51	127,926	0.80
Other (income) expense	18,871	0.11	29,956	0.19
Income before income taxes	1,628,330	9.30	1,497,394	9.35
Income tax expense	603,214	3.45	544,732	3.40
Net income	$1,025,116	5.86%	$952,662	5.95%

Earnings per share:
Basic	$3.17		$2.87
Diluted	$3.17		$2.85
Weighted average shares outstanding:
Basic	322,886		332,254
Diluted	323,854		334,469

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year (52 Weeks) Ended
	January 31,	February 1,
	2014	2013
Cash flows from operating activities:
Net income	$1,025,116	$952,662
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	332,837	302,911
Deferred income taxes	(36,851)	(2,605)
Tax benefit of share-based awards	(30,990)	(87,752)
Loss on debt retirement, net	18,871	30,620
Non-cash share-based compensation	20,961	21,664
Other non-cash gains and losses	(12,747)	6,774
Change in operating assets and liabilities:
Merchandise inventories	(144,943)	(391,409)
Prepaid expenses and other current assets	(4,947)	5,553
Accounts payable	36,942	194,035
Accrued expenses and other liabilities	16,265	(36,741)
Income taxes	(5,249)	138,711
Other	(2,200)	(3,071)
Net cash provided by (used in) operating activities	1,213,065	1,131,352

Cash flows from investing activities:
Purchases of property and equipment	(538,444)	(571,596)
Proceeds from sales of property and equipment	288,466	1,760
Net cash provided by (used in) investing activities	(249,978)	(569,836)

Cash flows from financing activities:
Issuance of long-term obligations	2,297,177	500,000
Repayments of long-term obligations	(2,119,991)	(478,255)
Borrowings under revolving credit facilities	1,172,900	2,286,700
Repayments of borrowings under revolving credit facilities	(1,303,800)	(2,184,900)
Debt issuance costs	(15,996)	(15,278)
Payments for cash flow hedge related to debt issuance	(13,217)	-
Repurchases of common stock	(620,052)	(671,459)
Other equity transactions, net of employee taxes paid	(26,341)	(71,393)
Tax benefit of share-based awards	30,990	87,752
Net cash provided by (used in) financing activities	(598,330)	(546,833)

Net increase (decrease) in cash and cash equivalents	364,757	14,683
Cash and cash equivalents, beginning of period	140,809	126,126
Cash and cash equivalents, end of period	$505,566	$140,809

Supplemental cash flow information:
Cash paid for:
Interest	$73,464	$121,712
Income taxes	$646,811	$422,333
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$27,082	$39,147
Purchases of property and equipment under capital lease obligations	$-	$3,440

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	January 31, 2014	February 1, 2013	% Change
Consumables	$3,302,297	$3,042,496	8.5%
Seasonal	648,551	639,627	1.4%
Home products	307,662	288,742	6.6%
Apparel	235,435	236,756	-0.6%
Net sales	$4,493,945	$4,207,621	6.8%

	For the Year (52 Weeks) Ended
	January 31, 2014	February 1, 2013	% Change
Consumables	$13,161,825	$11,844,846	11.1%
Seasonal	2,259,516	2,172,399	4.0%
Home products	1,115,648	1,061,573	5.1%
Apparel	967,178	943,310	2.5%
Net sales	$17,504,167	$16,022,128	9.2%

Store Activity

		For the Year (52 Weeks) Ended
		January 31, 2014	February 1, 2013

Beginning store count		10,506	9,937
New store openings		650	625
Store closings		(24)	(56)
Net new stores		626	569
Ending store count		11,132	10,506
Total selling square footage (000’s)		82,012	76,909
Growth rate (square footage)		6.6%	7.2%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Year (52 Weeks) Ended
	January 31, 2014		February 1, 2013		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$17,504.2		$16,022.1		$1,482.0	9.2%

Selling, general and administrative (“SG&A”)	$3,699.6	21.14%	$3,430.1	21.41%	$269.4	7.9%
Litigation settlement	(8.5)		-
Secondary offering expenses	(0.5)		(1.4)
Acceleration of equity-based compensation	(0.5)		(1.5)
SG&A, excluding certain items	$3,690.1	21.08%	$3,427.2	21.39%	$262.9	7.7%

Operating profit	$1,736.2	9.92%	$1,655.3	10.33%	$80.9	4.9%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		1.4
Acceleration of equity-based compensation	0.5		1.5
Operating profit, excluding certain items	$1,745.7	9.97%	$1,658.2	10.35%	$87.5	5.3%

Net income	$1,025.1	5.86%	$952.7	5.95%	$72.5	7.6%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		1.4
Acceleration of equity-based compensation	0.5		1.5
Debt refinancing costs	18.9		-
Adjustment for settlement of interest rate swaps	-		(2.5)
Write-off of capitalized debt costs	-		1.6
Debt amendment fees	-		1.7
Repurchase of long-term obligations, net	-		29.0
Total adjustments before income taxes	28.4		32.7
(1) Income tax effect of adjustments	(16.9)		(12.3)
Net adjustments	11.5		20.4
Adjusted net income	$1,036.6	5.92%	$973.1	6.07%	$63.5	6.5%

Diluted earnings per share:
As reported	$3.17		$2.85		$0.32	11.2%
Adjusted	$3.20		$2.91		$0.29	10.0%

Weighted average diluted shares outstanding	323.9		334.5

(1) Includes a benefit of $6.0 million in the 2013 period resulting from the reversal of a tax reserve that was created in 2009.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210